SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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NETAPP, INC.

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On March 23, 2009, NetApp, Inc. (the “Company”) filed a Definitive Proxy Statement for a Special Meeting of Stockholders to be held on April 21, 2009 (the “Proxy Statement”), which, among other things, contains a proposal to be submitted to the Company’s stockholders to approve a one-time option exchange program (the “Option Exchange Program”) pursuant to which employees of the Company (excluding executives and directors) who hold certain options to purchase shares of the Company’s common stock (such options, “eligible options”) will be given the opportunity to exchange such eligible options for restricted stock units.
The attached additional soliciting material (the “Presentation”) was disseminated by the Company on the evening of April 6, 2009 in connection with the proposed Option Exchange Program. The Presentation is a modified version of a presentation previously disseminated to investors and filed as additional definitive proxy material on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 1, 2009.
Important Additional Information
As noted above, the Company filed the Proxy Statement with the SEC on March 23, 2009 in connection with the proposed Option Exchange Program. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE SUCH MATERIALS CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Proxy Statement and other materials filed by the Company with the SEC at the SEC’s website at www.sec.gov or by contacting the Compensation Group at NetApp, Inc., 495 East Java Dr., Sunnyvale, CA 94089.

Presentation to Investors: Option-for-RSU Exchange Shareholder meeting date: April 21, 2009 04/06/09

Proxy Proposal 16b Officers and Directors are excluded Options granted less than one year from date of exchange are ineligible Options below $22.00 are ineligible All RSUs granted in the exchange are subject to re-vesting periods To approve a one-time stock option-for-RSU exchange program and an amendment to our stock option plans to facilitate this exchange

Rationale To restore retention and motivation incentives, as our employees are essential to our success To reduce our overhang Employees at the "best company to work for" are, and will continue to be, in high demand due to their capabilities and positive cultural aspects of their work style 94% of employees have options underwater* 80% of total grants are underwater* * As of February 28, 2009

Commitment to Shareholders Assuming that all eligible shares are exchanged: Approx 38.3 million shares would be returned Approx 5.6 million RSUs would be granted NetApp will cancel approx 29 million options - significantly reducing overhang NetApp will not ask for additional shares to be added to the equity pool in FY2010 NetApp intends to keep dilution from additional grants < 2.25% for the remainder of FY2010

Pre-Exchange Data as of February 28, 2009 Shares available for grant Includes 5,179,472 full-value awards available Outstanding Options and RSUs Weighted average price Weighted average term Full-value awards outstanding 14,994,711 68,790,063 $28.90 4.64 years 5,656,354

Projected Post-Exchange Data* Shares available for grant Includes 6,229,472 full-value awards available Options outstanding Weighted average price Weighted average term Full-value awards outstanding * Base data as of February 28, 2009; does not reflect other activity (i.e., grants or forfeitures) prior to the exchange. Assumes information as to the number of eligible options which is subject to change prior to the actual tender offer, and 100% participation in the exchange. 18,494,711 30,419,207 $20.23 4.15 years 11,280,745

Exchange Information as of 2/28/09 Range of Exercise Prices Outstanding Options Weighted Average Exercise Price for Each Tier Weighted Average Remaining Life in Years for Each Tier Proposed Exchange Ratio Option Tier 1 $22.00 to $27.30 11,144,849 $23.90 5.38 5.00 to 1 Option Tier 2 $27.31 to $32.49 9,437,505 $30.46 5.49 6.00 to 1 Option Tier 3 $32.50 to $37.99 7,327,753 $34.28 5.36 7.00 to 1 Option Tier 4 $38.00 to $46.99 5,954,201 $40.20 4.25 10.00 to 1 Option Tier 5 $47.00 And Up 4,506,548 $67.92 1.15 25.00 to 1

8 (c) Network Appliance 2007 Basic TSO Fully Diluted TSO (Treasury Method) Stock Buyback Total Share Grants (Options and RSU's) Net Share Grants Net % of Basic TSO FY 2005 361M 380M 7.7M 12.1M 9.1M 2.5% FY 2006 371M 388M 17.4M 16.3M 12.1M 3.3%* FY 2007 371M 388M 22.7M 14.6M 11.5M 3.1%* FY 2008 352M 361M 33.0M 15.6M 10.7M 3.0%* FY 2009 331M TBD 17.0M 10.8M 6.8M 2.1% Stock & Equity Grant Summary * includes impact of Decru acquisition of 0.5% FY06 and 0.3% from Topio in FY07 and FY08 As of: Feb 28

9 Thank you for your consideration.

New RSU Vesting Schedule 10 1/2 cliff vesting at each one year anniversary for two years. 1/3 cliff vesting at each one year anniversary for three years. 1/4 cliff vesting at each one year anniversary for four years. Fully-Vested Options Partially-Vested Options Tier 1 2-year graded1 4-year graded3 Tier 2 2-year graded1 4-year graded3 Tier 3 2-year graded1 4-year graded3 Tier 4 3-year graded2 4-year graded3 Tier 5 3-year graded2 4-year graded3

Options and RSUs: Outstanding and Exercisable by Price Range as of 2/28/2009 Options Outstanding Options Outstanding Options Outstanding Options Exercisable Options Exercisable Range of Exercise Prices Range of Exercise Prices Number Outstanding as of 2/28/09 Weighted Average Remaining Contractual Term Weighted Average Exercise Price Number Exercisable as of 2/28/09 Weighted Average Exercise Price $0.00 $0.01 5,656 1.77 $0.00 - $ - $0.5500 $10.0000 2,374 3.86 $8.96 2,304 $9.15 $10.2400 $21.9900 20,256 4.14 $16.78 14,225 $17.59 $22.0700 $23.9900 9,429 5.54 $23.00 4,214 $22.99 $24.1600 $27.3000 4,815 5.35 $25.68 2,935 $25.51 $27.8100 $32.4900 11,203 5.55 $30.46 8,261 $30.41 $32.5000 $37.9900 8,635 5.34 $34.29 6,276 $34.07 $38.0000 $42.9900 6,015 4.36 $40.04 3,575 $40.18 $46.5630 $46.9900 162 1.91 $46.56 162 $46.56 $51.4380 $55.0000 3,579 1.16 $53.83 3,579 $53.83 $58.0000 $122.1880 2,322 1.30 $89.68 2,322 $89.68 $0.00 $122.1880 74,446 4.34 $26.71 47,853 $30.51